Exhibit 5.1

CMS Cameron McKenna LLP Saltire Court 20 Castle Terrace Edinburgh EH1 2EN DX 553001 EDINBURGH LP 2 EDINBURGH 6 T +44 131 228 8000 F +44 131 228 8888 www.cms-cmck.com

Lloyds Banking Group plc 25 Gresham Street London EC2V 7HN

14 May 2015
Your ref
Our ref - DOCS/EDN/LLO015.00032

Dear Sirs

We have acted as solicitors in Scotland for Lloyds Banking Group plc (the Company) in connection with the offering by Lloyds Bank plc (the Issuer) of U.S.$1,250,000,000 1.750% Senior Notes due 2018, U.S.$1,250,000,000 3.500% Senior Notes due 2025 and U.S.$400,000,000 Floating Rate Notes due 2018 (together, the Notes) in an underwritten public offering pursuant to an underwriting agreement and pricing agreement dated as of 11 May 2015.  The Notes are guaranteed by the Company (the Guarantee).  The Notes are to be issued pursuant to a senior debt securities indenture dated as of 21 January 2011 between the Issuer, the Company and The Bank of New York Mellon, acting through its London branch, as trustee (the Original Indenture), as supplemented by a fifth supplemental senior debt securities indenture dated as of 14 May 2015 (together with the Original Indenture, the Indenture).

We, as your solicitors, have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion.

On the basis of the foregoing, we advise you that, in our opinion, the Guarantee has been duly authorized in accordance with the Indenture, and, when the Notes have been (a) executed and authenticated, and the Guarantee executed and endorsed thereon, in accordance with the provisions of the Indenture, and (b) delivered and duly paid for by the purchasers thereof, the Guarantee will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally (including the

UK - 206685111.1

CMS Cameron McKenna LLP is a limited liability partnership registered in England and Wales with registration number OC310335. It is a body corporate which uses the word “partner” to refer to a member, or an employee or consultant with equivalent standing and qualifications. It is authorised and regulated by the Solicitors Regulation Authority of England and Wales with SRA number 423370. A list of members and their professional qualifications is open to inspection at the registered office, Mitre House, 160 Aldersgate Street, London EC1A 4DD. Members are either solicitors or registered foreign lawyers. VAT registration number: 974 899 925. Further information about the firm can be found at www.cms-cmck.com
CMS Cameron McKenna LLP is a member of CMS Legal Services EEIG (CMS EEIG), a European Economic Interest Grouping that coordinates an organisation of independent law firms. CMS EEIG provides no client services. Such services are solely provided by CMS EEIG’s member firms in their respective jurisdictions. CMS EEIG and each of its member firms are separate and legally distinct entities, and no such entity has any authority to bind any other. CMS EEIG and each member firm are liable only for their own acts or omissions and not those of each other. The brand name “CMS” and the term “firm” are used to refer to some or all of the member firms or their offices. Further information can be found at www.cmslegal.com
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Banking Act 2009 and any secondary legislation, instruments or orders made, or which may be made, under it) and equitable principles of general applicability.

The foregoing opinion is limited to the laws of Scotland.  We have made no investigation of the laws of any jurisdiction other than Scotland and neither express nor imply any opinion as to any other laws and in particular the laws of the State of New York and the laws of the United States of America and our opinion is subject to such laws including the matters stated in the opinion of Davis Polk & Wardwell London LLP.  The laws of the State of New York are the chosen governing law of the Guarantee, and we have assumed that the Guarantee constitutes valid, binding and enforceable obligations of the Company, enforceable against the Company in accordance with its terms, under such laws.

We hereby consent to the filing of this opinion as an exhibit to a report on Form 6-K to be filed by the Company on the date hereof.  In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the US Securities Act of 1933, as amended.

This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.

Yours faithfully,

/s/ CMS Cameron McKenna LLP

For and on behalf of CMS Cameron McKenna LLP